Exhibit 99.1
                                  [LETTERHEAD]
                                Human BioSystems


                                January 10, 2006



Re:Human BioSystems - Extension of Common Stock Exchange Offer

Dear Human BioSystems Reg S Shareholder:

Human BioSystems issued a press release on July 19, 2005 regarding the exchange of Reg S common stock, trading under WKN#164580 for shares of New Stock. On August 8, 2005, a subsequent press release was issued regarding changes to the procedures for returning the Reg S shares.

The exchange offer was scheduled to expire on December 29, 2005. However, because of delays due to the early confusion regarding procedures and our subsequent changes to those procedures, Human BioSystems is hereby extending the deadline from December 29, 2005 to January 31, 2006. This should allow sufficient time to return any remaining Reg S shares.

You may contact our Trustee, Mr. Karsten Behrens, who is German and can answer your questions. Mr. Behren's office phone number in Switzerland is 41 219 222
472. You may also contact our transfer agent Salli Marinov at First American Stock Transfer in the U.S. at 602-485-1346 or by email at salli@firstamericanstock.com if you need the Exchange Form or clarification on the procedure to transfer the Reg S shares to First American. The procedure calls for the faxing of the completed Exchange Form and the bank statement showing ownership of the shares to First American Stock Transfer at 602-788-0423
(fax) and to Human BioSystems at 650-327-8658 (fax).

We are now in the process of registering the New Stock with the Securities and Exchange Commission (SEC) so that we can begin distributing these shares to you in exchange for the returned Reg S shares. I am hopeful that this can be done soon.

If your bank or broker has already submitted your Reg S shares through a DTC Participant by the original deadline of December 29, 2005 and you wish to receive confirmation of this transaction, contact your bank or brokerage firm, or you may contact First American Stock Transfer directly to receive a confirmation notice.

Thank you for your investment in Human BioSystems and your patience during this exchange process.

This Exchange Extension letter will also be submitted to Clearstream and Euroclear for distribution so that we may reach as many Reg S Shareholders as possible.




Very truly yours,


/s/ Harry Masuda
___________________________
 Harry Masuda
 CEO, Human BioSystems

cc: Cathryn S. Gawne, Esq.
    Mr. Karsten Behrens
    Clearstream
    Euroclear
    DTC
    First American Stock Transfer